Exhibit 99.2

EPL OIL & GAS, INC.
INDEX TO CONSOLIDATED PRO FORMA FINANCIAL INFORMATION

Introduction	2
Unaudited Condensed Pro Forma Combined Balance Sheet	3
Unaudited Condensed Pro Forma Combined Statement of Operations For the Year Ended December 31, 2013	4
Unaudited Condensed Pro Forma Combined Statement of Operations for the Three Months Ended March 31, 2014	5
Notes to Unaudited Pro Forma Condensed Combined Financial Information	6

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EPL Oil & Gas, Inc.
Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements reflect the historical results of EPL Oil & Gas, Inc. (“we,” “our,” “us,” or “the Company”) as adjusted on a pro forma basis to give effect to our acquisition of certain shallow-water Gulf of Mexico shelf oil and natural gas interests in our South Pass 49 field located in the Gulf of Mexico (the “SP49 Interests”) from Energy XXI GOM, LLC on June 3, 2014 for approximately $230 million in cash, subject to customary closing adjustments to reflect an economic effective date of June 1, 2014 (the “SP49 Acquisition”). The SP49 Acquisition was financed with borrowings of approximately $135 million under our credit facility and a capital contribution from Energy XXI Gulf Coast, Inc. of $95 million. Our historical results of operations for the year ended December 31, 2013 and the three-month period ended March 31, 2014 have also been adjusted to give effect to other acquisitions and dispositions subsequent to January 1, 2013 as described below (the “Other GOM Transactions”).

Nexen Acquisition. On January 15, 2014, we acquired from Nexen Petroleum Offshore U.S.A., Inc. 100% working interest of certain shallow-water central Gulf of Mexico shelf oil and natural gas interests for $70.4 million in cash, subject to customary adjustments to reflect an economic effective date of September 1, 2013 (the “Nexen Acquisition”). The assets we acquired comprise five leases in the Eugene Island 258/259 field (the “EI Interests”).

West Delta 29 Acquisition. On September 26, 2013, we acquired from W&T Offshore, Inc. an asset package consisting of certain Gulf of Mexico shelf oil and natural gas interests in the West Delta 29 field (the “WD29 Interests”) for $21.8 million in cash, subject to customary adjustments to reflect an economic effective date of January 1, 2013 (the “WD29 Acquisition”).

Sale of Non-Operated Bay Marchand Asset. On April 2, 2013, we sold certain shallow water Gulf of Mexico shelf oil and natural gas interests located within the non-operated Bay Marchand field (the “BM Interests”) for total consideration of $62.8 million, subject to customary adjustments to reflect the January 1, 2013 economic effective date.

The following unaudited pro forma condensed combined financial statements and accompanying notes as of and for the three-month period ended March 31, 2014 and for the year ended December 31, 2013 (the “Pro Forma Statements”) have been prepared by our management and are derived from (a) our unaudited consolidated financial statements as of and for the three-month period ended March 31, 2014, (b) our audited consolidated statement of operations for the year ended December 31, 2013, (c) the audited statement of revenues and direct operating expenses of the SP49 Interests for the year ended December 31, 2013, (d) the unaudited statement of revenues and direct operating expenses of the SP49 Interests for the three-month period ended March 31, 2014, and (e) unaudited revenues and direct operating expenses of each of the Other GOM Transactions listed above as derived from the records of the applicable seller provided to us in connection with the acquisitions and from our records for the disposition.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the SP49 Acquisition or the Other GOM Transactions been consummated on the dates indicated or the financial position or results of operations for any future date or period. The pro forma statements of operations are not necessarily indicative of our operations going forward because the presentation of operations of the SP49 Interests and Other GOM Transactions is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these interests and properties have been excluded. The unaudited pro forma condensed combined balance sheet was prepared assuming that the SP49 Acquisition had occurred on March 31, 2014. The unaudited pro forma condensed combined statements of operations for the three-month period ended March 31, 2014 and the year ended December 31, 2013 were prepared assuming the SP49 Acquisition and the Other GOM Transactions had occurred on January 1, 2013.

The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe to be reasonable in connection with the SP49 Acquisition and the Other GOM Transactions. These assumptions are subject to change.

The allocation of purchase price to the acquired assets and liabilities assumed of the SP49 Acquisition in the Pro Forma Statements is based on management’s estimates. The final purchase price allocation may differ, possibly materially, from that which is presented in the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with (a) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, (b) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2013 and (c) the audited statement of revenues and direct operating expenses of the SP49 Interests for the year ended December 31, 2013 and the related notes and the unaudited statement of revenues and direct operating expenses of the SP49 Interests for the quarter ended March 31, 2014 (included as Exhibit 99.1 to this Current Report).

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EPL Oil & Gas, Inc.

Unaudited Condensed Pro Forma Combined Balance Sheet

As of March 31, 2014

(amounts in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$4,448	$(275)	a	$4,173
Trade accounts receivable—net	87,484	—		87,484
Fair value of commodity derivative instruments	55	—		55
Deferred tax assets	7,852	—		7,852
Prepaid expenses	4,979	—		4,979
Total current assets	104,818	(275)		104,543
Net Property and equipment	1,911,489	231,271	a	2,142,760
Restricted cash	6,023	—		6,023
Fair value of commodity derivative instruments	160	—		160
Deferred financing costs	9,513	—		9,513
Other assets	1,433	—		1,433
Total assets	$2,033,436	$230,996		$2,264,432
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$86,658	$—		$86,658
Accrued expenses	157,883	—		157,883
Asset retirement obligations	46,076	—		46,076
Fair value of commodity derivative instruments	26,177	—		26,177
Total current liabilities	316,794	—		316,794
Long-term debt	718,000	135,185	a	853,185
Asset retirement obligations	223,180	1,086	a	224,266
Deferred tax liabilities	129,344	—		129,344
Fair value of commodity derivative instruments	1,326	—		1,326
Other liabilities	821	—		821
Total liabilities	1,389,465	136,271		1,525,736
Stockholders’ equity	643,971	94,725	a	738,696
Total liabilities and stockholders’ equity	$2,033,436	$230,996		$2,264,432

See accompanying notes to unaudited pro forma condensed combined financial information.

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EPL Oil & Gas, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2013

(amounts in thousands, except per share amounts)

	Historical	SP 49 Interests Historical	Other GOM Transactions Historical	Pro Forma Adjustments		Total Pro Forma
Revenue:
Oil and natural gas	$688,743	$73,555	$53,933	$—		$816,231
Other	4,295	—	—	—		4,295
Total revenue	693,038	73,555	53,933	—		820,526
Costs and expenses:
Direct operating expenses	165,841	10,976	26,080	—		202,897
Revenues in excess of direct operating expenses	527,197	62,579	27,853	—		617,629
Transportation	3,568	—	—	—		3,568
Exploration expenditures and dry hole costs	26,555	—	—	—		26,555
Impairments	2,937	—	—	—		2,937
Depreciation, depletion and amortization	200,359	—	—	33,869	b	234,228
Accretion of liability for asset retirement obligations	28,299	—	—	1,687	b	29,986
General and administrative	28,137	—	—	—		28,137
Taxes, other than on earnings	11,490	—	—	—		11,490
Gain on Sale	(28,681)	—	—	28,681	c	—
Other	34,942	—	—	—		34,942
Income from operations	219,591	62,579	27,853	(64,237)		245,786
Other income (expense):
Interest income	99	—	—	—		99
Interest expense	(52,368)	—	—	(3,206)	d	(55,574)
Loss on derivative instruments	(32,361)	—	—	—		(32,361)
	(84,630)	—	—	(3,206)		(87,836)
Income before income taxes	134,961	62,579	27,853	(67,443)		157,950
Income taxes	(49,687)	—	—	(8,368)	e	(58,055)
Net income	$85,274	$62,579	$27,853	$(75,811)		$99,895
Earnings per share:
Basic	$2.18					$2.55
Diluted	$2.15					$2.52
Average common shares outstanding:
Basic	38,730					38,730
Diluted	39,236					39,236

See accompanying notes to unaudited pro forma condensed combined financial information.

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EPL Oil & Gas, Inc.

Unaudited Condensed Pro Forma Combined Statement of Operations

For the Three Months Ended March 31, 2014

(amounts in thousands, except per share amounts)

	Historical	SP 49 Interests Historical	Other GOM Transactions Historical	Pro Forma Adjustments		Total Pro Forma
Revenue:
Oil and natural gas	$158,470	$16,272	$1,070	$—		$175,812
Other	1,021	—		—		1,021
Total revenue	159,491	16,272	1,070	—		176,833
Costs and expenses:
Direct operating expenses	41,734	2,981	605	—		45,320
Revenues in excess of direct operating expenses	117,757	13,291	465	—		131,513
Transportation	900	—	—	—		900
Exploration expenditures and dry hole costs	4,941	—	—	—		4,941
Depreciation, depletion and amortization	45,645	—	—	5,080	b	50,725
Accretion of liability for asset retirement obligations	6,997	—	—	221	b	7,218
General and administrative	10,287	—	—	—		10,287
Taxes, other than on earnings	2,472	—	—	—		2,472
Other	(881)	—	—	—		(881)
Income from operations	47,396	13,291	465	(5,301)		55,851
Other income (expense):
Interest income	10	—	—	—		10
Interest expense	(13,304)	—	—	(802)	d	(14,106)
Loss on derivative instruments	(13,142)	—	—	—		(13,142)
	(26,436)	—	—	(802)		(27,238)

Income before income taxes	20,960	13,291	465	(6,103)		28,613
Income taxes	(7,629)	—	—	(2,786)	e	(10,415)
Net income	$13,331	$13,291	$465	$(8,889)		$18,198
Earnings per share:
Basic	$0.34					$0.46
Diluted	$0.34					$0.46
Average common shares outstanding:
Basic	38,714					38,714
Diluted	39,233					39,233

See accompanying notes to unaudited pro forma condensed combined financial information.

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EPL Oil & Gas, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial statements reflect the following adjustments:

a.	The SP49 Acquisition was financed with borrowings of approximately $135 million under our credit facility and a capital contribution from Energy XXI Gulf Coast, Inc. of $95 million. Total acquisition-related costs to consummate the SP49 Acquisition were approximately $275,000. The pro forma impact of the SP49 Acquisition-related costs is reflected as a reduction of cash and retained earnings (stockholders’ equity) in the accompanying March 31, 2014 pro forma balance sheet. Purchase price components of SP49 Acquisition include management’s preliminary estimate of $0.2 million of customary adjustments provided for by the purchase and sale agreement for the SP49 Acquisition to account for revenues, expenses and other certain transactions occurring between the economic effective date of June 1, 2014 and the closing date of June 3, 2014. The purchase price of the components of the SP49 Acquisition is as follows (in thousands):

Acquired oil and gas properties	$231,271
Assumed asset retirement obligations	(1,086)
Net assets acquired	$230,185

The estimated purchase price allocation for the SP49 Acquisition was performed taking into account current market conditions. For purposes of the pro forma balance sheet presentation, no part of the purchase price was allocated to goodwill. This assumption was based upon market conditions and estimated market prices in effect for oil and natural gas. These market factors and other assumptions may change and new information may become known that could materially impact the purchase price allocation.

b. The estimated depletion, depreciation and amortization expense associated with the proved properties acquired or disposed and accretion expense associated with related asset retirement obligations under the successful efforts method of accounting, assuming those properties had been acquired or disposed on January 1, 2013. Under the successful efforts method of accounting, depletion, depreciation and amortization expense for proved properties is calculated on a field by field basis using the units of production method.

c. Gain on sale of BM Interests.

d. Interest expense associated with borrowings on our credit facility.

e. Income taxes are calculated using our applicable estimated effective income tax rate, which differs from our expected statutory federal income tax rate primarily due to estimated state income taxes.

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